EXHIBIT 10.16

Kyle Kennedy, Chief Executive Officer
Seafarer Exploration Corporation
14497 North Dale Mabry Highway, STE 209N
Tampa, Florida 33618

August 23, 2011

LETTER OF AGREEMENT

Joseph Albert

Re: Wrecksite found by Joseph Albert

Dear Mr. Albert

This Letter of Agreement between Seafarer Exploration Corp ("Seafarer") and Joseph Albert ("Albert") is intended to reflect the intent of the parties. The letter confirms the parties understanding regarding the business terms which will provide the funding, vessel(s) and equipment needed for search and/or salvage operation and consideration. Seafarer will explore and salvage to the greatest extent economically practical, the wrecksite of an abandoned vessel discovered by Albert after all applicable licensees have been properly obtained. Albert states he has previously determined the exact location of this wreck site.

A.           Salvage Operations

Seafarer will provide the vessel(s), search and salvage equipment and the salvage services. Seafarer represents such equipment and services will be sufficient to perform the search for and/or recovery of salvageable items so as to be able to complete (to the extent economically practical) the recovery of salvageable items from the wreck site, hereinafter described. It is agreed the search and/or salvage activities will include, but not limited to, the following;

1.
Search.  Seafarer will use its vessel(s) and equipment and contacts to search a wreck site. Joseph Albert will provide Seafarer with general proximity of the wreck site (by Latitude and Longitude) as set forth below. Seafarer will use its' best efforts to obtain all applicable permits or agreements necessary for this project and will utilize any additional help Albert may or may not be able to provide. Should Seafarer not be able to secure all necessary permits and agreements, then the parties shall release each other and hold each other harmless. Albert will be entitled to keep his "initial" stock as agreed to set forth below and Seafarer agrees not to work or perform any salvage activities within a two (2) mile radius of wreck site for a period of ten (10) years.

Joseph Albert
8/23/2011 Page 2

2.
Recovery.  Seafarer will carry out the actual recovery of all recoverable artifacts ("cargo" that can be economically recovered from this area within a general proximity of the wreck site (by Latitude and Longitude) as set forth below. Both parties hereby acknowledge that Seafarer, at its sole discretion, can determine what is "economically practical" with regard to such recoveries.

3.	Stabilization. Seafarer will be responsible for the on-board stabilization of all recovered cargo/artifacts. The method of stabilization will be the responsibility of Seafarer.

4.	Transportation. Seafarer shall be responsible for the transport of all recovered cargo/artifacts to the nearest port in Florida and the shore transport to a secured holding area.

5.	Secured Storage. Storage of the cargo/artifacts will be at a suitable and secure location approved by both Joseph Albert and Seafarer and will be under the control of Seafarer.

6.
Documentation. Seafarer will be responsible for documentation of the search and/or salvage activities as visibility permits, including the actual salvage, stabilization and transport operations. This documentation will be by video and still camera (underwater and surface) in the general area (by Latitude and Longitude) as set forth below.

7.	Protect Management.

a.
Joseph Albert, as an independent contractor, shall oversee and help manage all search and salvage operations at the wreck site and shall oversee the performance of the details of the work. All search and salvage operations shall have direct involvement by Joseph Albert in consultation with Seafarer. Seafarer shall have the absolute authority of where, when and how to conduct the required operations.

8.
Seafarer representations to Joseph Albert and Joseph Albert representations to Seafarer. As an inducement to the parties to execute this Letter of Agreement, the parities make the following representations and warranties to each other.

a.	Joseph Albert has located a wreck site of an abandoned vessel which consists of cannons and various artifacts. Joseph Albert shall disclose all known information on this site to Seafarer.

b.
After executing this Letter of Agreement, the parties will go to the wrecksite previously discovered by Joseph Albert and using ground positioning equipment, a latitude and longitude site will be agreed upon and from that point on, the actual "wreck site" to be searched and/or salvaged under this letter, will be that area.

Joseph Albert
8/23/2011 Page 3

c.
Seafarer and Joseph Albert agree that they cannot assign any part of this Letter of Agreement or pledge or hypothecate any of the anticipated proceeds from the salvage activities to take place under this Letter of Agreement.

d.
Seafarer agrees that there will be no further disclosure of any and all information to any entity (other than Joseph Albert) with regard to the area of the wreck site Joseph Albert will specify. Seafarer or their agents agree not to perform any salvage activity within a two (2) mile radius of the area of the wrecksite provided by Joseph Albert for a period of ten (10) years as long as the area is not within two (2) miles of Seafarer's exciting site.

B.
PaymentIn exchange for Joseph Albert providing the location and all information of the "wreck site" and in consideration of Seafarer providing the salvage vessel(s) and equipment, Albert will receive "Initial" stock in the amount of 100,000 (one hundred thousand) restricted common shares for bringing the project to Seafarer to keep without recourse. Should Seafarer be successful in obtaining the required permits and agreements necessary to salvage the area identified by Albert, Seafarer will issue 2,000,000 (two million) restricted common shares to Albert or who he designates. These 2,000,000 (two million) shares will be immediately reserved for Albert upon the execution of this agreement. Also, Albert will receive an additional 1,000,000 (one million) restricted common shares upon the discovery of $50,000.00 (fifty thousand dollars) worth of treasure in the form of gold, silver, jewelry, or gems or other valuable artifacts. Additionally, Albert will be entitled to additional stock bonuses granted by the Board of Directors for performance. In addition, Albert will be paid as an independent consultant for his services rendered once the project has received its necessary permits and agreements to salvage the designated area under a separate consulting agreement. Albert will also be allowed to purchase additional restricted common shares from the company at a discount under all applicable state and federal laws as Albert so desires.

C.
Division/Marketing Committee For the purpose of display and/or marketing of the cargo and/or artifacts which may be salvaged from the wrecksite area provided by Joseph Albert, a Division/Marketing Committee will be appointed by Seafarer to make all decisions with regard to the division and marketing or all cargo/artifacts which will come to Seafarer after division with the State of Florida. Joseph Albert will be assigned to the Division/Marketing Committee. A majority vote of the Division/Marketing Committee will control and decisions of the Division/Marketing Committee shall be final.

D.
Joint Venture Joseph Albert may not bind Seafarer and Seafarer may not bind Joseph Albert to any contractual obligations beyond this agreement, without first obtaining the prior written consent of each other.

Joseph Albert
8/23/2011 Page 4

E.
Governing Law and Construction of Letter of Agreement This letter shall be governed by federal law, and to the extent applicable, the laws of the State of Florida. In the event of dispute hereunder, the parties hereto agree first to seek mediation and if that fails, then the prevailing party shall be entitled to reasonable attorneys fees and cost. Venue for any legal proceedings shall be in Hillsborough County, Tampa, Florida. In the event of a disagreement between the parties, this letter will be interpreted and/or construed as if prepared by an independent third party who could not be called to testify.

F.
Binding Nature of This Letter Notwithstanding any provisions to the contrary herein contained, the provisions of this Letter of Agreement reflect the parties' understanding and are expressly understood to constitute a complete statement of and a legally binding and/or enforceable agreement between Seafarer and Joseph Albert.

PLEASE INDICATE YOUR APPROVAL OF THE UNDERSTANDING AND AGREEMENT SET FORTH IN THIS LETTER OF AGREEMENT by initialing each page and signing the enclosed copy of this letter where indicated.

Seafarer Exploration Corporation

BY:	/s/ Kyle Kennedy
Kyle Kennedy, CEO

BY: /s/  Joseph W. Albert        8-23-2011
Joseph Albert